EXHIBIT 5.1

March 9, 2016

Buckeye Partners, L.P.

One Greenway Plaza Suite 600

Houston, Texas 77046

Ladies and Gentlemen:

We have acted as counsel to Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with (i) the offer and sale by the Partnership of limited partner units representing limited partner interests in the Partnership having an aggregate offering price of up to $500,000,000 (the “Offered Units”) pursuant to an Equity Distribution Agreement, dated as of March 9, 2016 (the “Equity Distribution Agreement”), by and among Buckeye GP LLC, a Delaware limited liability company (the “General Partner”), the Partnership, and J.P. Morgan Securities LLC, BB&T Capital Markets, BNP Paribas Securities Corp., Deutsche Bank Securities Inc., Jefferies LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, and SMBC Nikko Securities America, Inc. (the “Sales Agents”) and (ii) the filing of the Registration Statement on Form S-3 (Registration No. 333-200441) (the “Registration Statement”) and the prospectus included therein (the “Base Prospectus”) by the Partnership under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the offering and sale of the Offered Units are registered.  On March 9, 2016, the Partnership filed with the SEC the Base Prospectus and a prospectus supplement dated March 9, 2016 (the “Prospectus Supplement”) pursuant to Rule 424(b) promulgated under the Act.

In connection with the opinion set forth below, we have examined and relied upon the following:

(i)                                     the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 19, 2010 (as amended, the “Partnership Agreement”), Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of January 18, 2011, Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership dated February 21, 2013, Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership dated October 1, 2013 and Amendment No. 4 to the Amended and Restated Agreement of Limited Partnership dated September 29, 2014;

(ii)                                  copies of the formation, organizational and other governing documents of the General Partner and the Partnership;

(iii)                               copies of resolutions duly adopted by the Board of Directors of the General Partner;

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(iv)                              the Registration Statement and the Prospectus Supplement;

(v)                                 the Equity Distribution Agreement; and

(vi)                              such other documents and records as we have deemed necessary or advisable for purposes of the opinion expressed below.

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that when the Offered Units have been issued and delivered in accordance with the terms of the Equity Distribution Agreement and upon payment of the consideration therefor provided for therein, such Offered Units will be validly issued and, under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), the purchasers of the Offered Units will have no obligation to make payments for their purchase of such Offered Units (other than the initial purchase price) or contributions to the Partnership solely by reason of their ownership of the Offered Units or their status as limited partners of the Partnership.

With respect to the lack of obligation to make contributions to the Partnership, the Delaware Act provides that a limited partner who receives a distribution after which the liabilities of the Partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the Partnership, would exceed the fair value of the assets of the Partnership and knew at the time the distribution was in violation of the Delaware Act will be liable to the Partnership for the amount of the distribution for three years from the date of the distribution.  Further, the Delaware Act provides that, upon the winding up of the Partnership, if (a) the Partnership distributes its assets other than in the following order: (i) to creditors in satisfaction of their liabilities; (ii) to partners and former partners in satisfaction of liabilities for distributions owed under the Partnership Agreement; (iii) to partners for the return of their contribution; and (iv) to the partners in the proportions in which the partners share in distributions and (b) a limited partner receives a distribution of assets other than the order described in (a) and knew at time the distribution was other than the order described in (a) will be liable to the Partnership for three years from the date of the distribution.

The opinion expressed is limited in all respects to the Delaware Act, the Delaware Limited Liability Company Act, the laws of the State of New York and the federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/Vinson & Elkins L.L.P.